SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






         Date of Report (Date of earliest reported event): June 7, 1999



                      AMERICAN MOBILE SATELLITE CORPORATION
             (Exact name of registrant as specified in its charter)





         Delaware                    0-23044                   93-0976127
      (State or other           (Commission File No.)         (IRS Employer
jurisdiction of incorporation                              Identification No.)
       or organization)




                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)







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ITEM 5.  Other Events


     On June 7, 1999, American Mobile Satellite Corporation ("we" or the "Company") entered into an Exchange Agreement (the "Exchange Agreement") with WorldSpace Inc. ("WorldSpace") and XM Satellite Radio Holdings Inc. ("XM Radio"), a development stage company developing a digital quality radio service to be transmitted directly by satellite to car, home, and portable radios. When the agreement closes, we will acquire all of WorldSpace's interest in XM Radio in exchange for approximately 8.6 million shares of our common stock. After this transaction, we will own all of the issued and outstanding stock of XM Radio (subject to our interest being reduced as described below), and WorldSpace will not own any direct equity or debt interest in XM Radio.

     Concurrently with this transaction, XM Radio also has entered into agreements pursuant to which it will issue an aggregate of $250 million of Series A subordinated convertible notes to several new investors, including General Motors Corporation, Clear Channel Communications Inc., and DIRECTV, Inc. XM Radio will use $75 million of the proceeds it receives from the issuance of these notes to redeem certain outstanding loan obligations owed to WorldSpace. We do not expect to provide any material financing to XM Radio in connection with XM Radio's development of its business.

     These transactions are subject to a variety of closing conditions, including WorldSpace stockholder approval and other customary closing conditions. We currently anticipate that the transactions will close by the end of June 1999 or early July 1999.

     We will acquire all of WorldSpace's interest in XM Radio (except for $75 million of a credit facility extended by WorldSpace) in exchange for our agreement to issue approximately 8.6 million shares of our common stock (the "Exchange Transaction"). This Exchange Transaction will be effected as follows:

     WorldSpace will establish a new trust, XM Ventures.

     WorldSpace will transfer all of its right, title and interest in XM Radio, other than a portion of certain loans totaling $75 million issued by WorldSpace, to XM Ventures. The assets transferred to XM Ventures will include shares of XM Radio stock owned by WorldSpace, certain other indebtedness payable to WorldSpace, including notes convertible into shares of XM Radio stock, and options to acquire shares of XM Radio stock.

     XM Ventures will then transfer to American Mobile all of the assets described above relating to XM Radio that it receives from WorldSpace in exchange for 8,618,244 shares of our common stock. Of these shares, approximately 6.4 million shares will be issued to XM Ventures at the closing of the Exchange Transaction. We must obtain the approval of our stockholders before we are able to issue the remaining 2.2 million to XM Ventures. After we obtain this stockholder approval, we will issue the remaining shares to XM Ventures.

     Using part of the proceeds from the issuance of its Series A subordinated convertible notes described below, XM Radio will pay WorldSpace $75 million to redeem the outstanding loans payable to WorldSpace.

     Concurrently with the above transactions, XM Radio will be recapitalized. We will hold 125 shares of XM Radio Class B stock, which will be the only shares of XM Radio's capital stock that will be outstanding. We will also hold certain XM Radio debt, convertible into Class B common stock and subordinated to the Series A convertible notes. The Class B stock of XM Radio will have three votes per share. XM Radio also will have Class A common stock entitled to one vote per share. The Class B stock of XM Radio will be convertible into Class A stock upon the occurrence of certain events.

     At the closing of the Exchange Transaction, XM Radio will issue an aggregate of $250 million of Series A subordinated convertible notes to six new investors -- General Motors, $50 million; Clear Channel Communications, $75 million; and DIRECTV, $50 million; and Columbia Capital, Telecom Ventures, L.L.C. and Madison Dearborn, $75 million. The Series A convertible notes issued by XM Radio will be convertible into shares of either XM Radio's Class A common stock or XM Radio Series A convertible preferred stock at the election of the holders or upon the occurrence of certain events, including an initial public offering of a prescribed size. On a fully diluted basis after giving effect to the conversion of all then-outstanding convertible notes of XM Radio, we will own slightly less than 40% of the equity of XM Radio, and we will have in excess of 60% of the voting power in XM Radio, assuming exchange of the Baron Asset Fund exchangeable note previously reported.

     Except for affiliated transactions, we will not be permitted to transfer any of our shares of XM Radio's common stock until the earlier of the date on which XM Radio begins commercial operations or one year after the closing of an initial public offering of shares of XM Radio. Shares of XM Radio Class B stock are transferable to non-affiliates only upon conversion into shares of XM Radio Class A stock.

     Upon closing of the transaction, XM Radio will also sign a long-term distribution agreement with General Motors. Under this agreement, GM will exclusively distribute and market XM Radio service in GM vehicles, and will factory install XM Radio receivers, manufactured by XM Radio's consumer electronics partners, in both cars and trucks.

                    Item 7. Financial Statements and Exhibits

(c)  Exhibits

The following documents are filed as exhibits to the report:

     Press Releases of the Company and XM Radio dated June 8, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERICAN MOBILE SATELLITE
                                        CORPORATION



                                        By:/s/Walter V. Purnell, Jr.
                                           Walter V. Purnell, Jr.
                                           President and Chief Executive Officer


                                        Date:  June 8, 1999







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                               EXHIBIT INDEX

Exhibit
Number         Exhibit

99.1  --       American Mobile Satellite Corporation Press Release dated June 8,
               1999 (filed herewith).

99.2  --       XM Satellite Radio Corporation  Press Release  dated June 8, 1999
               (filed herewith).